UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 9, 2008

CryoCor, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-51410	33-0922667
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9717 Pacific Heights Boulevard San Diego, California	92121
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (858) 909-2200

Not Applicable.

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 9, 2008, the Compensation Committee of the Board of Directors of CryoCor, Inc., or CryoCor, approved a 2008 bonus plan for Edward F. Brennan, Ph.D., CryoCor’s President and Chief Executive Officer, and Gregory J. Tibbitts, CryoCor’s Vice President, Finance and Chief Financial Officer. The bonus plan is not contained in a formal written document, but a summary of the manner in which the bonuses are determined is set forth below. Pursuant to the bonus plan, Dr. Brennan is eligible to receive a bonus of up to 35% of his 2008 annual base salary and Mr. Tibbitts is eligible to receive a bonus of up to 30% of his 2008 annual base salary, based upon the achievement of certain corporate goals to be established by the Board of Directors.

During its meeting, the Compensation Committee acknowledged that Dr. Brennan and Mr. Tibbitts did not receive any bonus for corporate activities in 2006 or 2007, and each executive declined an increase in base salary in February 2006 due to various corporate circumstances. The Compensation Committee acknowledged CryoCor’s various corporate accomplishments including approval of its PMA for the treatment of right atrial flutter, completion of enrollment of its pivotal trial for atrial fibrillation, and several financing and strategic transactions, including a corporate partnership with Boston Scientific.

Accordingly, on January 9, 2008, the Compensation Committee approved the payment of bonuses to Dr. Brennan and Mr. Tibbitts in the amounts of $162,500 and $120,000, respectively.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CryoCor, Inc.

By:	/s/ Gregory J. Tibbitts
Vice President, Finance and Chief Financial Officer (Principal Financial and Accounting Officer)

Date: January 15, 2008